 Exhibit (l)(1)
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement No. 333-212090 on Form N-4 of our report dated March 29, 2024, relating to the statutory-basis financial statements of Empower Annuity Insurance Company of America. We also consent to the reference to us under the heading "Independent Auditor" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 22, 2024